Dragonfly CAPITAL

June 17, 2005

Mr. Joe Cahill
PowerCold Corporation
115 Canfield Road
PO Box 1239
La Vernia, TX 78121

Re: PowerCold Corporation

Joe,

Dragonfly Capital Partners, LLC purchased and otherwise acquired the securities of PowerCold Corporation to be resold in the ordinary course of business for investment banking services rendered and, Dragonfly Capital Partners, LLC had no arrangements or understandings, directly or indirectly, with any person to distribute the securities at the time of their purchase/acquisition other than with registered representatives of Dragonfly Capital Partners, LLC.

Very truly yours,

DON MILLEN
DRAGONFLY CAPITAL PARTNERS, LLC